The PMI Group, Inc. [LOGO]	News Release

Investors: Bill Horning: (925) 658-6193
Media: Beth Haiken: (925) 658-6192

W. Roger Haughton to Retire as Chief Executive Officer of
The PMI Group, Inc.; L. Stephen Smith Named as Successor

Walnut Creek, CA, December 1, 2005 – The PMI Group, Inc. (NYSE:PMI) today announced that W. Roger Haughton will be retiring as Chief Executive Officer on June 1, 2006. L. Stephen Smith, President and Chief Operating Officer, will succeed Mr. Haughton as Chief Executive Officer of The PMI Group, Inc. (PMI or the Company). Mr. Haughton will remain Chairman of the Board until the 2007 Annual Meeting of Shareholders.

“PMI is a great company for many reasons, but the main one is our talented and dedicated employees. I couldn’t be more proud of our team and all that they have accomplished,” said Haughton. “It has been an honor to lead these gifted colleagues as they have worked together to make PMI a successful public company.”

“Steve Smith is a very experienced leader. We have worked closely together for many years building PMI to what it is today,” said Haughton. “With his 27 years of experience in numerous PMI management positions and 34 years of experience in mortgage insurance, housing finance, and banking, Steve is fully prepared to fulfill the strategic vision of PMI.”

“I am extremely honored to have the opportunity to lead PMI,” said Smith. “I have spent nearly three decades working with PMIers to build this great company and I look forward to leading its continued growth and expansion around the globe. Our team of dedicated employees is focused on our strategic initiatives and driven to achieve results. I am very optimistic about our future and the opportunities domestically and internationally.”

Haughton recently celebrated his 36-year anniversary with the Company. He joined PMI in 1985 after 16 years with Allstate, which previously owned PMI. In 1993, he was appointed President and Chief Executive Officer of the Company and helped to take the company public in 1995. In 1998, he was elected Chairman. During his tenure as Chairman and Chief Executive Officer, the Company has diversified and expanded beyond its original base in domestic mortgage insurance to provide mortgage insurance internationally as well as financial guaranty products and services.

Haughton has been widely recognized for his many contributions to the community. Under his leadership PMI formed a strong partnership with Habitat for Humanity International. To date PMI has built over 100 Habitat for Humanity homes worldwide, nearly 40 of which Haughton has worked on with his own hammer. Fannie Mae honored Haughton for his leadership and dedication to affordable housing with the “Community Lending Hero Award.” On February 13, 2002, Congresswoman Nancy Pelosi, currently Democratic Leader of the U.S. House of Representatives, recognized Haughton and PMI for their “exemplary citizenship and spirited philanthropy,” saying, “Roger Haughton and PMI are pillars of the Bay Area community.”

“Roger Haughton has led the focused growth of this company in its evolution to becoming a worldwide leader in credit enhancement products,” said Richard L. Thomas, Chairman of the Governance and Nominating Committee and Presiding Director of PMI. “On behalf of the Board of Directors, we salute the outstanding contributions he has made to the company and to the communities it serves.”

Steve Smith began his career with PMI in 1979. After holding a variety of field positions, he was promoted in 1991 to Senior Vice President of Marketing, overseeing the implementation of corporate strategic growth initiatives. In 1993, he was promoted to Executive Vice President, Field Operations and promoted again in 1998 to President and Chief Operating Officer. Smith is a graduate of the Stanford Executive Program. He currently serves as President of the industry trade organization, Mortgage Insurance Companies of America (MICA), and is on the board of the National Association of Hispanic Real Estate Professionals (NAHREP). He has also been a dedicated contributor to Habitat for Humanity and its efforts.

“Steve Smith’s intelligence, experience, and leadership will provide a smooth transition for PMI and its shareholders,” said Thomas. “Steve will be a great leader of PMI. On behalf of the Board of Directors, we congratulate him and we look forward to working with him in his new role as Chief Executive Officer.”

The PMI Group, Inc.
The PMI Group, Inc. (NYSE:PMI), headquartered in Walnut Creek, CA, is an international provider of credit enhancement products that promote homeownership and facilitate mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the company offers residential mortgage insurance and credit enhancement products domestically and internationally, financial guaranty insurance, and financial guaranty reinsurance. Through its subsidiaries, The PMI Group, Inc. is one of the world’s largest providers of private mortgage insurance with operations in the United States, Australia, New Zealand, and the European Union, as well as one of the largest providers of mortgage guaranty reinsurance in Hong Kong. For more information: www.pmigroup.com.

Cautionary Statement: Statements in this release that are not historical facts or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including the discussion of certain management succession, involve risks and uncertainties that could cause our results to differ materially from those expressed in this release. Factors that could cause or contribute to such material differences are discussed in our Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission.